1001 West Fourth Street

Winston-Salem, NC 27101-2400

t 336 607 7300  f 336 607 7500

December 26, 2012

Compass EMP Funds Trust

450 Wireless Boulevard

Hauppauge, NY 11788

Ladies and Gentlemen:

We have acted as counsel for the Compass EMP Funds Trust (the “Trust”) in connection with the preparation of a Registration Statement on Form N-14 relating to the issuance of Trust shares at beneficial interest, no par value (such shares of beneficial interest being hereinafter referred to collectively as the “Shares”), pursuant to an Agreement and Plan of Reorganization (the “Agreement and Plan of Reorganization”), by and among the Trust, on behalf of its Compass EMP Alternative Balanced Fund, Compass EMP Alternative Growth Fund and Compass EMP Alternative Strategies Fund series (collectively, the “Funds”), and the Mutual Fund Series Trust, on behalf of its Compass EMP Multi-Asset Balanced Fund, Compass EMP Multi-Asset Growth Fund and Compass EMP Alternative Strategies Fund series, in the manner set forth in the Registration Statement on Form N-14 to which reference is made (the “Registration Statement”). In this connection we have examined: (a) the Registration Statement on Form N-14; (b) the Trust’s charter documents, as amended to date; (c) corporate proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion, including the Agreement and Plan of Reorganization.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto are effective and comply with all applicable laws and (b) all Shares are issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Agreement and Plan of Reorganization and the Registration Statement (and any amendments thereto), we are of the opinion that the Shares when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

This opinion is intended only for your use in connection with the offering of the Shares pursuant to the Registration Statement and may not be relied upon by any person other than you and the shareholders of the Funds.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm and the opinion set forth herein in the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:  /s/ Jeffrey Skinner

       Jeffrey Skinner, a Partner

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